Exhibit 10.47

NEUROBO PHARMACEUTICALS, INC.

NOTICE OF GRANT OF STOCK OPTION

The Participant has been granted an option (the “Option”) to purchase certain shares of Stock of NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the NeuroBo Pharmaceuticals, Inc. 2018 Stock Plan (the “Plan”), as follows:

Participant:

Date of Grant:	, 2018

Number of Option Shares:	, subject to adjustment as provided by the Option Agreement.

Exercise Price:	$ , subject to adjustment as provided by the Option Agreement

Initial Vesting Date:	, 20 [If standard vesting, enter 1 year cliff date.]

Option Expiration Date:	, 20 [Enter 10 years from Date of Grant.]

Tax Status of Option:	Stock Option. [Enter “Incentive” or “Nonstatutory.”] If blank, this Option will be a Nonstatutory Stock Option.

Vested Shares:

Except as provided in the Stock Option Agreement, (i) prior to the Initial Vesting Date, the number of Vested Shares is zero (0), and (ii) on or as of any date after the Initial Vesting Date, the number of Vested Shares is determined by adding:

1. [25]% of the Number of Option Shares (provided the Participant’s Service has not terminated prior to the Initial Vesting Date), PLUS

2. [For each additional full year of the Participant’s continuous Service from the Initial Vesting Date, 25% of the remaining Option Shares]; OR

2. [For each additional full month of the Participant’s continuous Service from the Initial Vesting Date, 1/36 of the remaining Option Shares]; [VESTING TERMS CAN BE MODIFIED AS DESIRED ON A GRANT-BY-GRANT BASIS]

provided that in no circumstances will the aggregate number of Vested Shares exceed the Number of Option Shares.

[OPTIONAL LANGUAGE BELOW. THIS LANGUAGE IS NOT REQUIRED, BUT IS COMMONLY SEEN FOR EXECUTIVE LEVEL EMPLOYEES. LANGUAGE BELOW PROVIDES FOR “DOUBLE TRIGGER” CHANGE IN CONTROL VESTING — I.E., NEED A CHANGE IN CONTROL AND INVOLUNTARY TERMINATION WITHOUT CAUSE OR VOLUNTARY TERMINATION FOR “GOOD REASON” WITHIN SPECIFIED PERIOD OF TIME FOLLOWING CHANGE IN CONTROL. CAN ALSO PROVIDE FOR 50%, OR SOME OTHER PERCENT (RATHER THAN 100%, AS SHOWN BELOW), ACCELERATION OF VESTING. LESS COMMON IS “SINGLE TRIGGER” CHANGE IN CONTROL VESTING — I.E., VESTING ACCELERATES AUTOMATICALLY UPON A CHANGE IN CONTROL, REGARDLESS OF WHETHER SERVICE TERMINATES. THIS IS ALL SUBJECT TO NEGOTIATION BETWEEN THE PARTICIPANT AND THE BOARD.]

[Notwithstanding the foregoing, if the Company is subject to a Change in Control (as defined in the Plan) before the Participant’s Service with the Company terminates, and in connection with or within [12] months following the Change in Control should the Company terminate the Participant’s Service for reasons other than “Cause” or should the Participant resign for “Good Reason,” [one hundred percent (100%)] of the Option Shares which are not then Vested Shares will accelerate in vesting effective immediately prior to such event.

For purposes of the foregoing, “Good Reason” means the occurrence of any of the following conditions without the Participant’s prior written consent and upon written notice by the Participant to the Company, which must be made within thirty (30) days after the occurrence of such conditions:  (i) a material, adverse change in the responsibilities or duties assigned to the Participant, as measured against the Participant’s responsibilities or duties immediately prior to such change, that causes the Participant’s position to be of materially reduced stature or responsibility; (ii) a decrease in the Participant’s base compensation or a material decrease in the Participant’s benefits which adversely affects the Participant in a manner different than other employees or officers of or service providers to the Company; (iii) the relocation of the Participant’s workplace to a facility or a location more than 50 miles from the Participant’s present location; or (iv) a material breach of any employment or service agreement or offer letter between the Participant and the Company which breach, to the extent curable, is not cured within thirty (30) days of receiving written notice of such breach. For purposes of clarification, a resignation by an Participant will be deemed to be for “Good Reason” hereunder only if such Participant (i) notifies the Company in writing of such resignation within thirty (30) days of the occurrence of such “Good Reason,” and such resignation is effective as of date within thirty (30) days of the occurrence of such “Good Reason,” and (ii) cites the “Good Reason” as the reason for such resignation.

For purposes of clarification, if the Participant is a Director, but not an Employee, Officer or Consultant, of the Company immediately prior to a Change in Control and does not continue as a Director of the Company (or a successor, as applicable) following the Change in Control, the Participant’s Service shall be deemed to have been terminated by the Company without Cause and [one hundred percent (100%)] of the Option Shares which are not then Vested Shares will accelerate in vesting effective immediately prior to such event.]

The Exercise Price represents an amount the Company believes to be no less than the fair market value of a share of Stock as of the Date of Grant, determined in good faith in compliance with the requirements of Section 409A of the Code.  However, there is no guarantee that the Internal Revenue Service will agree with the Company’s determination.  A subsequent IRS determination that the Exercise Price is less than such fair market value could result in adverse tax consequences to the Participant.  By signing below, the Participant agrees that the Company, its directors, officers and shareholders shall not be held liable for any tax, penalty, interest or cost incurred by the Participant as a result of such determination by the IRS.  The Participant is urged to consult with his or her own tax advisor regarding the tax consequences of the Option, including the application of Section 409A.

By their signatures below, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.  Capitalized terms used but not defined herein shall have the meanings given to them in the Plan and the Stock Option Agreement.  The Participant acknowledges receipt of copies of the Plan and the Stock Option Agreement, represents that the Participant has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

NEUROBO PHARMACEUTICALS, INC.		PARTICIPANT

By:
Signature
Its:
Date
Address:	177 Huntington Avenue, Suite 1700
	Boston, MA 02115	Address

ATTACHMENTS:                                           2018 Stock Plan, as amended to the Date of Grant; Stock Option Agreement and Exercise Notice